ASSET PURCHASE

AGREEMENT

BY AND AMONG

PSI-TRONIX TECHNOLOGIES, INC.,

SCIENTIFIC TECHNOLOGIES INCORPORATED,

PSI-TRONIX, INC.

AND

MELVIN R. HEIER AND DONNA MAE HEIER,

TRUSTEES OF THE HEIER FAMILY TRUST DATED 6/27/89

Dated as of March 16, 2000

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TABLE OF CONTENTS

Page

ARTICLE I THE PURCHASE AND SALE *

1.1 The Purchase and Sale *

1.2 Assumption of Certain Liabilities. *

1.3 The Closing *

1.4 Purchase Price and Payment *

1.5 Purchase Price Adjustment *

1.6 Purchase Price Allocation *

1.7 Escrow *

1.8 Deliveries by the Company *

1.9 Deliveries by Buyer *

1.10 Delivery by Parent *

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY *

2.1 Organization of the Company *

2.2 Company Capital Structure. *

2.3 Subsidiaries *

2.4 Authority *

2.5 Company Financial Statements *

2.6 No Undisclosed Liabilities *

2.7 No Changes *

2.8 Tax Matters. *

2.9 Restrictions on Business Activities *

2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment *

2.11 Intellectual Property *

2.12 Agreements, Contracts and Commitments *

2.13 Interested Party Transactions *

2.14 Governmental Authorization *

2.15 Litigation *

2.16 Accounts Receivable *

2.17 Minute Books *

2.18 Environmental Matters *

2.19 Brokers' and Finders' Fees; Third Party Expenses *

2.20 [intentionally omitted] *

2.21 Insurance *

2.22 Year 2000 *

2.23 Compliance with Laws *

2.24 Complete Copies of Materials *

2.25 Representations Complete *

2.26 Company Schedules; Company and Shareholder Breach *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT *

3.1 Organization, Standing and Power *

3.2 Authority *

3.3 Litigation *

3.4 No Violation *

3.5 Consents and Approvals *

3.6 Reliance Upon Information *

ARTICLE IV CONDUCT PRIOR TO THE CLOSING *

4.1 Conduct of Business of the Company *

4.2 No Solicitation *

4.3 No Encumbrance *

ARTICLE V ADDITIONAL AGREEMENTS *

5.1 Access to Information *

5.2 Confidentiality *

5.3 Expenses *

5.4 Public Disclosure *

5.5 Consents *

5.6 Tax Matters. *

5.7 Third-Party Consents *

5.8 Best Efforts *

5.9 Notification of Certain Matters *

5.10 Additional Documents and Further Assurances. *

ARTICLE VI CONDITIONS TO THE ACQUISITION *

6.1 Conditions to Obligations of Each Party to Effect the Acquisition *

6.2 Additional Conditions to Obligations of Company *

6.3 Additional Conditions to the Obligations of Buyer and Parent *

ARTICLE VII SURVIVAL; INDEMNIFICATION; ESCROW *

7.1 Survival; Limitations on Indemnification *

7.2 Indemnification Procedures *

7.3 Escrow Arrangements *

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER *

8.1 Termination *

8.2 Effect of Termination *

8.3 Amendment *

8.4 Extension; Waiver *

ARTICLE IX GENERAL PROVISIONS *

9.1 Notices *

9.2 Interpretation *

9.3 Counterparts *

9.4 Entire Agreement; Assignment *

9.5 Severability *

9.6 Other Remedies *

9.7 Governing Law *

9.8 Rules of Construction *

 INDEX OF EXHIBITS

Exhibit Description

Exhibit A Company Schedules

Exhibit B Heier Employment Agreement

Exhibit C Form of Legal Opinion to be rendered by Baker, Manock & Jensen

Exhibit D Schedule of Employees to enter into Employment Agreements

Exhibit E Form of Employment Agreement

Exhibit F Form of Proprietary Information Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 16, 2000 by and among PSI-Tronix Technologies, Inc. ("Buyer"), a newly formed California corporation and a wholly-owned subsidiary of Scientific Technologies Incorporated, an Oregon corporation ("Parent"), Parent, PSI-Tronix, Inc., a California corporation (the "Company"), and Melvin R. Heier and Donna Mae Heier, Trustees of the Heier Family Trust dated 6/27/89, the sole shareholder of the Company ("Shareholder").

RECITALS

A. The Boards of Directors of each of the Company, Parent and Buyer believe it is in the best interests of each company and their respective shareholders that Buyer acquire all of the assets of, and assume certain of the liabilities of the Company (the "Acquisition").

B. Shareholder is the owner of and has good and valid title to all shares of capital stock of the Company, free and clear of any legal or equitable encumbrances.

C. Subject to the terms and conditions of this Agreement, Buyer will purchase and the Company will sell all of the assets of, and assume certain of the liabilities of the Company in consideration for a check or wire transfer of United States dollars, as set forth in Article I hereof.

D. A portion of the cash otherwise payable by Buyer in connection with the Acquisition will be placed in escrow by Buyer, the release of which amount will be contingent upon certain events and conditions, all as more fully set forth in Article VII, Section 7.3 hereof.

E. The Company, Shareholder, Parent and Buyer desire to make certain representations and warranties and enter into other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

  THE PURCHASE AND SALE

    The Purchase and Sale

    .  At the Closing (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement, the Company agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase from the Company, all of the Company's right, title and interest in and to all of the assets and properties of the Company (collectively the "Assets" or the "Acquired Assets," and specifically excluding those assets, if any, set forth on Schedule 1.1 (the "Excluded Assets") free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, the "Liens") other than liens for personal property and sales and payroll taxes not yet due and payable and any Lien that does not materially impair the value, use or enjoyment of a material Asset (collectively, "Permitted Liens"), including without limitation, the following to the extent owned by the Company:

      all accounts, notes and other receivables;
      real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) other than the Property (defined in Section 6.3(m); provided, however, that Buyer shall be granted an option to purchase the Property pursuant to Section 6.3(m) hereof;
      tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, computers and other office equipment, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies);
      Company Intellectual Property Rights (as defined in Section 2.11 herein) goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;
      leases, subleases, and rights thereunder;
      agreements, contracts, indentures, mortgages, instruments, Encumbrances, guaranties, other similar arrangements, and rights thereunder;
      claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to Taxes);
      franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;
      books, records, ledgers, files, documents, correspondence, lists, customer lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and
      cash (other than cash resulting from accounts receivable reflected on the Closing Financials).
    Assumption of Certain Liabilities.
      Upon the terms and subject to the conditions of this Agreement, Buyer hereby assumes, effective as of the Closing, and agrees to pay, perform and discharge when due (i) all accrued liabilities which (A) relate to the business of the Company and (B) are reflected as liabilities on the Closing Financials (as defined in Section 1.5(a)) and (ii) all liabilities accruing on and after the Closing Date under the contracts, agreements, licenses and leases included in the Acquired Assets (including any operating and real property leases) and all liabilities accruing on and after the Closing Date as a result of Buyer's ownership of the Acquired Assets, with the liabilities in clauses (i) and (ii) constituting the "Assumed Liabilities." Notwithstanding the foregoing, in no event shall Assumed Liabilities include any Excluded Liability (as defined in Section 1.2(b)).
      The term "Excluded Liabilities" means:
        any obligation or liability of the Company or Shareholder not expressly stated to be assumed pursuant to Section 1.2(a);
        any obligation or liability of the Company, Shareholder or any other shareholder of the Company for Taxes (as defined in Section 2.8(a)) for all taxable periods ending on, prior to or after the Closing Date (including any obligation or liability for income Taxes attributable to the business of the Company or otherwise related to the Company's status as an "S corporation" and Taxes arising from or associated with the sale and transfer from the Company to Buyer of the Acquired Assets);
        subject to Section 5.6(a), any obligation or liability of the Company in respect of Taxes (including real or personal property Taxes) other than sales Taxes for the period prior to the Closing Date or attributable to the transactions contemplated by this Agreement;
        any obligation or liability of the Company or Shareholder which is contrary to any representation or warranty of the Company or Shareholder contained in this Agreement or which was incurred in violation of any covenant, agreement or condition contained in this Agreement;
        any obligation or liability of the Company in favor of Shareholder or any of the Company's other affiliates;
        any obligation or liability of the Company or Shareholder incurred after the Closing Date;
        the General Debts (defined in Section 1.4);
        the Chamberlain Debt (defined in Section 1.4);
        any employee stock ownership plan, defined benefit plan or any other employee benefit plan, program or arrangement of the Company, including without limitation any Liabilities or obligations arising out of, relating to, resulting from or pursuant to (A) the PSI-Tronix, Inc. Employee Stock Ownership Plan (the "ESOP"), (B)  the PSI-Tronix, Inc. Defined Benefit Pension Plan (the "DBPP"), (C) the PSI-Tronix, Inc. Discretionary Bonus Plan, or (D) any employee benefit plan as defined in Section 3(3) of ERISA; and
        any obligation or liability relating to allegations against the Company Shareholder or any of its or their respective successors, assigns or affiliates of sexual harassment, workplace harassment, unpaid salary or benefits or otherwise, made by Lisa Romero or any of her successors, assigns, relatives or affiliates.

    The Buyer will not assume or have any responsibility whatsoever with respect to any other obligation or Liability of the Company not included within the definition of Assumed Liabilities.

    The Closing

    .  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, 5300 Carillon Point, Kirkland, Washington, unless another place or time is mutually agreed to in writing by Buyer and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

    Purchase Price and Payment

    .  The aggregate purchase price to be paid by Buyer to the Company for the Assets will be, subject to adjustment as set forth in Section 1.5 below, nine million two hundred fifty-six thousand dollars ($9,256,000), which number represents nine million two hundred fifty-six thousand dollars ($9,256,000), (the "Aggregate Maximum Consideration") less any and all payment obligations of the Company (including all principal and interest payments) arising under, relating to or otherwise in connection with (x) any and all institutional, shareholder, and/or officer loans, credit lines, long term mortgage or bank debt, accrued interest, income taxes, deferred taxes payable or receivable, and notes payable (collectively, the "General Debts") and (y) any and all debt, interest, deferred compensation and salary continuation owed by the Company to Richard and/or Nora Chamberlain (collectively, the "Chamberlain Debt") (the Aggregate Maximum Consideration, less any payment obligations of the Company under the General Debts and the Chamberlain Debt shall be hereinafter referred to as the "Purchase Price"). Notwithstanding the foregoing, the Purchase Price to be paid to the Company at the Closing shall not be reduced by (1) the General Debts, if there is deposited into Escrow prior to the Closing a document reasonably satisfactory to Buyer and Buyer's counsel signed by the Company and Shareholder, representing and warranting to Buyer that all of the General Debts have been paid (the "General Debt Payment Warranty"), nor reduced by (2) the Chamberlain Debt, if there is deposited into Escrow prior to the Closing the Chamberlain Debt Release (defined in Section 6.3(l) below). In addition, Parent agrees to pay to Shareholder twenty-five thousand dollars ($25,000) (the "Option Consideration") for the purchase of an option to buy the Property (as defined in Section 6.3(m)). The Purchase Price (excluding the Escrow Amount as defined in Section 1.5) shall be paid to the Company and the Option Consideration shall be paid to Shareholder at the Closing by cashier's check or wire transfer of immediately available funds to an account of the Company (in the case of the Purchase Price (excluding the Escrow Amount as defined in Section 1.5)), and to the Shareholder (in the case of the Option Consideration), at banks specified by the Company and Shareholder (as applicable).

    Purchase Price Adjustment

    .  The Purchase Price will be subject to adjustment as follows:

      Closing Financial Statements. Within 70 days following the Closing, the Company will (i) prepare (or cause to be prepared), pay for and deliver to Parent financial statements (the "January 31 Audited Financials") of the Company as of and for the year ended January 31, 2000 audited by Noell, Deetz, Agnew & Morse and (ii) prepare and deliver to Parent a balance sheet (the "Closing Financials") of the Company as of the Closing Date prepared by Noell, Deetz, Agnew & Morse. The January 31 Audited Financials and the Closing Financials will be prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect as of January 31, 2000 and as of the Closing Date, respectively, consistent with the basis of accounting and classification procedures, judgments and estimation methodologies employed by the Company in preparation of the July 31 Financial Statements (defined in Section 1.4(c)(i) below).
      Parent's Review of the Closing Financials. Parent and Parent's accountants will have 30 days (the "Parent Review Period") from Parent's receipt of the Closing Financials to review the Closing Financials and during such period the Company and its accountants will cooperate with Parent and Parent's accountants and answer Parent and Parent's accountants' questions and provide such additional schedules and materials as Parent and Parent's accountants may reasonably request in order for Parent and Parent's accountants to have a meaningful review of the Closing Financials.
      Adjustment of Purchase Price. Subject to the provisions of Section 1.5(d), the Purchase Price will be adjusted as follows:
        For purposes of this Agreement, the term "Closing Net Equity" will mean the amount equal to the sum of (x) cash, short term investments, accounts receivable, inventories, prepaid expenses, notes receivable, and net fixed assets less (y) accounts payable and accrued expenses, in each case as set forth in the Closing Financials delivered by the Company, or, if any items in such financial statements are disputed by Parent, the Closing Financials mutually agreed upon by Parent and the Company after resolution of their disputes, or, if no resolution is had, the Closing Financials reflecting the determination of the Accountants (as defined in Section 1.5(d)(ii) below); and the term "July 31 Net Equity" will mean the amount equal to the sum of (x) cash, short term investments, accounts receivable, inventories, prepaid expenses, notes receivable, and net fixed assets less (y) accounts payable and accrued expenses in each case as set forth on the audited balance sheet of the Company as of July 31, 1999 previously delivered to Parent by the Company (the "July 31 Financial Statements"). In determining the Closing Net Equity, there shall not be taken into account any accrual of Excluded Liabilities.
        If the July 31 Net Equity shall exceed the Closing Net Equity, the Company will pay to Parent within three business days after the date on which the Closing Net Equity is finally determined pursuant to Section 1.5(d) hereof, an amount (the "Adjustment") equal to such excess plus interest thereon at the rate of 8.00% per annum, compounded annually from the Closing Date to the date of payment. The payment by the Company to Parent of the Adjustment pursuant to this Section 1.5(c)(ii) will be made by wire transfer of immediately available funds to an account of Parent at a bank specified by Parent.
        If the Closing Net Equity shall exceed the sum of the July 31 Net Equity, Parent will pay to the Company, within three business days after the date on which the Closing Net Equity is finally determined pursuant to Section 1.5(d) hereof, an amount equal to such excess plus interest thereon at the rate of 8.00% per annum, compounded annually from the Closing Date to the date of payment. The payment by Parent to the Company of the Adjustment pursuant to this Section 1.5(c)(iii) will be made by wire transfer of immediately available funds to an account of the Company at a bank specified by the Company.
      Disputes.
        Subject to Section 1.5(d)(ii), the Closing Financials delivered by the Company to Parent will be final, binding and conclusive on the parties hereto.
        Parent may dispute any amounts reflected or not properly reflected as assets or liabilities in the Closing Financials to the extent the net effect of all such disputed amounts related to the Closing Financials in the aggregate would (x) affect the amount to be paid by the Company pursuant to Section 1.5(c)(ii) or the amount to be paid by Parent pursuant to Section 1.5(c)(iii) and (y) amount to greater than 5% of the Closing Net Equity determined from the Closing Financials originally submitted to Parent by the Company pursuant to Section 1.5(a) hereof, provided, that, Parent will notify the Company in writing of each disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Parent Review Period. If Parent and the Company are able to resolve all the disputed items, then the Closing Financials agreed upon by Parent and the Company will be final, binding and conclusive on the parties hereto. If Parent and the Company are unable to resolve some or all of such disputed items and are therefore unable to agree as to the Closing Financials and the resultant Closing Net Equity within 20 days following the expiration of the Parent Review Period, Parent and the Company will submit within thirty days the items remaining in dispute for resolution to a nationally recognized accounting firm (the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of Parent and the Company (or failing such agreement between Parent and the Company, as selected by mutual agreement of Parent's independent accountants and Shareholder's independent accountants, or failing such agreement between Parent's independent accountants and the Company's independent accountants, as appointed by the American Arbitration Association) (the "Accountants"), which will, within 30 days after submission, determine, based solely on presentations by Parent and the Company (and their respective accountants) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the resultant calculation of the Closing Financials and the Closing Net Equity in accordance with the provisions hereof, and such report and the resultant Closing Financials will be final, binding and conclusive on the parties hereto. Any arbitration pursuant to this Section 1.5(d) shall be held in Santa Clara County (located in the State of California). In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be borne by Parent if the Closing Net Equity finally determined pursuant to this Section 1.5(d)(ii) shall be greater than 100% of the Closing Net Equity determined from the Closing Financials originally submitted to Parent by the Company pursuant to Section 1.5(a) hereof, or (b) will be borne by the Company if the Closing Net Equity finally determined pursuant to this Section 1.5(d)(ii) shall be equal to or less than 100% of the Closing Net Equity determined from the Closing Financials originally submitted to Parent by the Company pursuant to Section 1.5(a) hereof.
    Purchase Price Allocation

    . Promptly following any adjustment to the Initial Price under Section 1.5 hereof, Parent shall provide the Company with an allocation of the Purchase Price, as adjusted, and the Assumed Liabilities (to the extent that they constitute part of the amount realized by the Company for federal income tax purposes) among the Assets (the "Final Allocation"), which Final Allocation shall be in accordance with Section 1060 of the Code. Each party hereto shall adopt and utilize the Final Allocation for purposes of all tax returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any tax return, any refund claim, any litigation proceeding or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult with each other concerning resolution of the dispute. Each party agrees to timely file Internal Revenue Service Form 8594 reflecting the Final Allocation with its applicable federal tax return for the taxable year that includes the Closing Date.

    Escrow

    .  Promptly following the Closing, Buyer shall deposit an aggregate cash amount of one million dollars ($1,000,000) (the "Escrow Amount") into an escrow account in accordance with the provisions of Article VII below.

    Deliveries by the Company

    .  At the Closing, the Company shall deliver the following:

      signed and executed bills of sale and instruments of assignment conveying the Assets, in each case in form and substance reasonably satisfactory to Parent and its counsel;
      a copy of the Company's Articles of Incorporation, as amended through a date no more than seven days prior to the date hereof, certified by the Secretary of State of the State of California;
      a certificate of the Secretary of State of the State of California dated a date no more than seven days prior to the date hereof to the effect that the Company is legally existing and in good standing under the laws of such state;
      a certificate of the appropriate governmental authorities of the State of California dated a date no more than seven days prior to the date hereof to the effect that the Company has filed all tax returns required to be filed and has no outstanding tax liability (so-called "tax good standing" certificates);
      a certificate of the Secretary of the Company dated the date hereof certifying as to the Company's Articles of Incorporation and Bylaws that the minutes of the Board of Directors of the Company relating to the transactions contemplated hereby are true, correct and complete and that such minutes have not been rescinded, superseded or otherwise modified since the date thereof; and
      consents to the contracts, if any, set out on Schedule 1.8(g).
    Deliveries by Buyer

    .  At the Closing, Buyer shall deliver the following:

      the payment required by Section 1.2 hereof, by wire transfer to such accounts as the Company shall indicate to Buyer at least two (2) business days prior to the Closing; and
      a certificate of the Secretary of Buyer dated the date hereof certifying as to Buyer's Articles of Incorporation, Bylaws and resolutions of the Board of Directors of Buyer relating to the transactions contemplated hereby and attesting to the incumbency and signatures of the appropriate officers of Buyer.
    Delivery by Parent

  .  At the Closing, Parent shall deliver a certificate of the Secretary of Parent dated the date hereof certifying as to Parent's Articles of Incorporation, Bylaws and resolutions of the Board of Directors of Parent relating to the transactions contemplated hereby and attesting to the incumbency and signatures of the appropriate officers of Parent.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Each of the Company and Shareholder jointly and severally represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Company and Shareholder to Buyer and Parent (the "Company Schedules") and dated as of the date hereof, attached hereto as Exhibit A, as follows:

    Organization of the Company

    .  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, but is not qualified to do business as a foreign corporation in any other jurisdiction. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Buyer.

    Company Capital Structure.
      The authorized capital stock of the Company consists of 50,000 shares, all of which are designated as Common Stock, 15 shares of which are issued and outstanding (the outstanding Common Stock is hereinafter referred to as the "Company Capital Stock"). All of the Company Capital Stock is held by Shareholder. All outstanding shares of the Company's Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.
      Except as provided in Schedule 2.2(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All outstanding shares of Company Capital Stock have been issued and granted in compliance with (x) all applicable securities laws and other applicable legal requirements, and (y) all requirements set forth in applicable contracts.
      Except as set forth in Schedule 2.2(c), the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.
    Subsidiaries

    .  Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

    Authority

    .  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors has unanimously approved the Acquisition, this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (ii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

    Company Financial Statements

    .  Schedule 2.5 sets forth the July 31, 1999 balance sheet and the Company's compiled unaudited balance sheets as of December 31, 1997 and 1998, and the related compiled unaudited statements of income for the twelve-month periods then ended. The Company's balance sheet as of July 31, 1999 is true, complete and correct in all material respects and has been prepared in accordance with GAAP applied on a consistent basis.

    No Undisclosed Liabilities

    .  Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP consistently applied), which individually or in the aggregate, has not been reflected in the July 31 Financial Statements.

    No Changes

    .  Except as set forth in Schedule 2.7, since the date of the July 31 Financial Statements, there has not been, occurred or arisen any:

      transaction by the Company except in the ordinary course of business as conducted on that date;
      capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $20,000;
      destruction of, damage to or loss of any Assets, business or customer of the Company (whether or not covered by insurance);
      labor trouble or claim of wrongful discharge or other unlawful labor practice or action;
      change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;
      revaluation by the Company of any Assets;
      declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;
      increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement or the transactions contemplated hereby, other than normal course of business salary increases in connection with ongoing yearly reviews or promotions (none of which exceeds 10% of the previous year's salary);
      acquisition, sale or transfer of any asset of the Company, except in the ordinary course of business as conducted on that date;
      amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;
      loan by the Company to any person or entity (other than expense advances to employees, all of which are immaterial in any amount and are issued in the normal course of business), incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;
      waiver or release of any right or claim of the Company, including any write- off or other compromise of any account receivable of the Company;
      the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;
      notice of any claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;
      issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;
      change in pricing or royalties set or charged by the Company;
      any event or condition of any character that has or could be reasonably expected to materially impair the Company's business or the value of such business; or
      negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).
    Tax Matters.
      Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, a "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including liability for taxes of a predecessor entity.
      Tax Returns and Audits. Except as set forth in Schedule 2.8:
        The Company as of the Closing will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") that are due before the Closing, relating to any and all Taxes concerning or attributable to the Assets and to Assumed Liabilities Assets). All Taxes shown to be due and payable on such Returns have been or will be paid as of the Closing.
        There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the Assets relating to or attributable to Taxes.
        The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise materially adversely affect Buyer, Parent or the Assets.
    Restrictions on Business Activities

    .  Except as set forth on Schedule 2.9, there is no agreement (non- compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

    Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment

    .

      The Company owns no real property, nor has it ever owned any real property. Except as set forth in Schedule 2.10(a), the Company has not leased any real property other than the Property (defined in Section 6.3(m)). All current leases of the Company are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company and to the knowledge of the Company, any other party to such leases, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).
      The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable.
      Except as described in Schedule 2.10(c), the equipment (the "Equipment") owned or leased by the Company, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted and (ii) has been and, through the Closing Date, will be maintained in accordance with prior business practices of the Company.
    Intellectual Property

    .

      The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (c) below) that are material to the business of the Company as currently conducted by the Company (collectively, the "Company Intellectual Property Rights" and each, a "Company Intellectual Property Right").
      Schedule 2.11 sets forth a complete list of all patents, trademarks, registered copyrights, registered maskworks, trade names and service marks, and any applications therefor in respect of any of the foregoing, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.11 also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Except as provided in Schedule 2.11, the Company is not in violation of any license, sublicense or agreement described on such list. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, (A) will not cause the Company to be in violation or default under any such license, sublicense or agreement, (B) entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (C) will not require the Company to repay any funds already received by it from a third party. The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.
      Except as set forth in Schedule 2.11(c), no claims with respect to the Company Intellectual Property Rights have been asserted or are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement (other than exclusive distribution agreements identified as such in the Company Schedules) under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company has no policy requiring each employee and contractor to execute proprietary information and confidentiality agreements; however, each employee of and consultant to the Company shall have entered into such an agreement as of the Closing Date as provided in Section 6.3(k).
      "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company pursuant to end-user licenses and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's products and related trademarks, technology and know-how.
    Agreements, Contracts and Commitments

    .

      Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:
        any collective bargaining agreements,
        any agreements or arrangements that contain any severance pay or post- employment liabilities or obligations, any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, any fidelity or surety bond or completion bond,
        any lease of personal property having a value individually in excess of $10,000, any agreement of indemnification or guaranty,
        any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person, any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000, any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise, any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof, any purchase order or contract for the purchase of raw materials involving amounts in excess of those ten purchase orders set forth in Schedule 2.12(a), other than purchases in the ordinary course of business, any construction contracts,
        any distribution, joint marketing or development agreement, or any other agreement, contract or commitment that involves $20,000 or more or is not cancelable without penalty within thirty (30) days.
      Except as provided in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "Contract"). Each Contract set forth in any of the Company Schedules is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b) is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the Acquisition.
    Interested Party Transactions

    .  Except as set forth on Schedule 2.13, no officer and director of the Company nor Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has any direct or indirect (i) interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) beneficial interest in any contract or agreement set forth in Schedule 2.12; provided, that, ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this section 2.13.

    Governmental Authorization

    .  Schedule 2.14 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (hereinafter collectively referred to as "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

    Litigation

    .  Except as set forth on Schedule 2.15 or in Section 1.2(b), there is no action, suit, claim or proceeding of any nature pending or threatened against the Company, Shareholder or their respective properties or assets or any of the Company's officers or directors (with respect to the operations of the Company), nor, to the knowledge of the Company and Shareholder, is there any basis therefor. Except as set forth in Schedule 2.15 or in Section 1.2(b), there is no investigation pending or threatened against the Company, Shareholder or their respective properties or assets or any of the Company's officers or directors (nor, to the best knowledge of the Company and Shareholder, is there any basis therefor) by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation (other than any such matter referred to in Section 1.2(b)), the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy hereby requested, if any. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

    Accounts Receivable

    .

      The Company has made available to Buyer a list of all accounts receivable of the Company reflected on the July 31 Financial Statements ("Accounts Receivable"), along with a range of days elapsed since invoice.
      Except as set forth on Schedule 2.16(b), all Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with generally accepted accounting principles consistently applied and are collectible except to the extent of reserves therefor set forth in the July 31 Financial Statements, except to the extent that the matters described in Schedule 2.5 may affect the collectability of accounts receivable from the parties described in such Schedule 2.5, to the extent described on Schedule 2.5. No person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.
    Minute Books

    .  Except as set forth on Schedule 2.17, the minute books of the Company made available to counsel for Buyer are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

    Environmental Matters

    .

      Hazardous Material. Except as set forth on Schedule 2.18(a) and as reasonably would not be expected to result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea- formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge (without duty of independent investigation), as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.
      Hazardous Materials Activities. Except as set forth on Schedule 2.18(b) and except as reasonably would not be expected to result in a material liability of the Company, the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, manufactured or stored any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
      Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.
      Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or impose upon the Company any material environmental liability.
      Capital Expenditures. Except as set forth on Schedule 2.18(e), the Company is not aware of any capital expenditures which are required in order for it to comply with Environmental Laws.
    Brokers' and Finders' Fees; Third Party Expenses

    .  Other than fees and expenses incurred in connection with the services to the Company of Roth Capital Partners, successor to Access Group LLC, which fees and expenses shall be borne by the Shareholder, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 5.3) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

    [intentionally omitted]

    .

    Insurance

    .  With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, except as set forth on Schedule 2.21, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Year 2000

    .

      All of the software products marketed or developed by the Company are Year 2000 Compliant (as hereinafter defined) and, to the knowledge of the Company, none of such products have been materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. "Year 2000 Compliant" means, as applied to a software product, that: (A) such software product operates and correctly stores, represents and processes (including sorts) all dates (including single and multi-century formulae and leap year calculations), such that errors have not occurred since the date used has been in the Year 2000, or in a year preceding or following the Year 2000; (B) such software product has been written and tested to support numeric and date transitions from the 20th century to the twenty-first century, and back (including without limitation all calculations, reporting, printing, displays, reversals, disaster and vital records recoveries); and (C) such software product functions without error or interruptions from functions which may involve date information from more than one century, in each case.
      Except as set forth in Schedule 2.22 and except where the same could not reasonably be expected to materially impair the business of the Company or the value of such business, (A) all of the Company's internal computer systems comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's business (collectively, a "Business System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company, including its accounting systems, are Year 2000 Compliant and (B) to the Company's knowledge, the conduct of the Company's business with customers and suppliers will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.
    Compliance with Laws

    .  The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign.

    Complete Copies of Materials

    .  The Company has delivered or made available true and complete copies of each document that has been requested by Buyer or its counsel.

    Representations Complete

    .  None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Company Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to Shareholder in connection with soliciting Shareholder's consent to this Agreement and the Acquisition, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact, necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

    Company Schedules; Company and Shareholder Breach

  .  Notwithstanding anything contained in this Agreement to the contrary, no breach by Company or Shareholder of any of the foregoing representations and warranties contained in this Article II shall occur as a result of the failure to list an item or make a disclosure on any particular Company Schedule, if that item or disclosure is otherwise listed or disclosed on any other Company Schedule.

  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

  Each of Buyer and Parent represent and warrant to the Company as follows:

    Organization, Standing and Power

    .  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Each of Buyer and Parent has the corporate power to own its respective properties and to carry on its respective business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer or Parent (as applicable) to consummate the transactions contemplated hereby.

    Authority

    .  Each of Buyer and Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes the valid and binding obligations of Buyer and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    Litigation

    .  There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Buyer or Parent has received any notice of assertion against Buyer or Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay Buyer's purchase of the Assets contemplated by this Agreement.

    No Violation

    .  The execution and delivery of this Agreement by each of Buyer and Parent, the performance by each of Buyer and Parent of its obligations hereunder and the consummation by each of Buyer and Parent of the transactions contemplated hereby will not (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer or Parent, (b) violate, conflict with or result in any breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, license, lease or agreement to which Buyer or Parent or any of Buyer's or Parent's subsidiaries is a party, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Buyer or Parent or any of Buyer's or Parent's subsidiaries.

    Consents and Approvals

    .  Other than Board of Directors' approval by each of Buyer and Parent, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or governmental authority is necessary for the consummation by Buyer or Parent of the transactions contemplated by this Agreement.

    Reliance Upon Information

  .  In consummating the transactions contemplated by this Agreement, each of Buyer and Parent is relying upon this Agreement (including all Exhibits), the Company Schedules and upon the items disclosed in the Due Diligence Document Booklet, and upon no other records, lists, contracts, documents or other written information supplied to Buyer or Parent by Shareholder or the Company.

  CONDUCT PRIOR TO THE CLOSING

    Conduct of Business of the Company

    .  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, the Company shall not, without the prior written consent of Parent:

      Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.7 hereof;
      Transfer to any person or entity any Company Intellectual Property Right (other than pursuant to end user licenses in the ordinary course of business);
      Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;
      Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;
      Commence any litigation;
      Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);
      Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options and warrants issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
      Cause or permit any amendments to its Articles of Incorporation or Bylaws;
      Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
      Sell, lease, license or otherwise dispose of any of its properties or Assets;
      Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;
      Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof or as described in Schedule 2.12(a);
      Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;
      Revalue any of its Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
      Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or adequately reserved against in the Company Financials (or the notes thereto);
      Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
      Enter into any strategic alliance or joint marketing arrangement or agreement; or
      Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.
    No Solicitation

    .  Until the Closing, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or Affiliates (including without limitation Roth Capital Partners) to) directly or indirectly, take any of the following actions with any party other than Parent, Buyer or any of their designees:

      solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of the Company's business and properties or capital stock whether by merger, private offering, consolidation, purchase of assets, tender offer or otherwise, disclose any information not customarily disclosed to customers and others in the ordinary course of business other than its attorneys or financial advisors concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, or assist or cooperate with any person to make any proposal to purchase all or any part of the capital stock of the Company or assets, other than selling products of the Company in the ordinary course of business.

    In the event the Company shall receive during the period specified in this Section 4.2 any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately inform Parent as to any such offer or proposal.

    No Encumbrance

  .  Until the earlier of the Closing Date or the date of termination of this Agreement, the Company and Shareholder will not (nor will the Company or Shareholder permit any of the Company's or Shareholder's respective officers, directors, agents, representatives or Affiliates (including without limitation Roth Capital Partners) to) directly or indirectly, take any action which could in any way and at any time impair the Company's good and valid title to all Assets or could cause or lead to the creation of any lien, claim, charge, restriction, pledge, security interest, option, right of any nature or other legal or equitable encumbrance with regard to any Assets.

  ADDITIONAL AGREEMENTS

    Access to Information

    .  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law or by contract, which contracts are listed in Schedule 5.1) of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein (except as disclosed in the Company Schedules) or the conditions to the obligations of the parties to consummate the Acquisition.

    Confidentiality

    .  Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential ("Confidential Information"); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers, (f) is disclosed in the course of any litigation between any of the parties hereto or (g) is developed independently by either party without reference to, or specific knowledge of, the other parties' Confidential Information.

    Expenses

    .  Except for expenses related to the preparation of the Closing Financials which expenses shall be paid for by Parent, whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

    Public Disclosure

    .  Unless otherwise required by law, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided, that, such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

    Consents

    .  The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Acquisition (all of such consents and approvals are set forth in Schedule 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

    Tax Matters.
      If the fact that the transaction between the parties to this Agreement is structured as an asset purchase rather than a stock purchase results in a Tax Increase (as defined below), then Buyer or Parent shall pay said amount to the Company in the manner and at the times indicated in the Tax Increase Notice (as defined below). A "Tax Increase" shall be the combined amount of federal and state income tax owed individually by Shareholder as a result of the sale of the Assets contemplated herein for the Purchase Price (after taking into account the Adjustment of the Purchase Price described in Section 1.5 herein and including as part of the Purchase Price any consideration payable under this Section 5.6(a)) in excess of the combined federal and state income tax the Shareholder individually would have had to pay on the sale of his shares in the Company had this Agreement been structured as a stock purchase. Promptly following receipt of the Final Allocation from Parent, Shareholder's accountants shall deliver to Buyer a calculation of the Tax Increase along with a schedule showing when Shareholder will owe the taxes resulting from the sale of the Assets (the "Tax Increase Notice"). Should Buyer not agree with the Tax Increase or with the timing of when payment of the Tax Increase is to be made, both as described in the Tax Increase Notice, then the dispute shall be resolved by arbitration in a manner consistent with Section 7.3(f) hereof, provided that any portion of the Tax Increase not in dispute shall be paid by Buyer to Company on the dates and in the manner provided in the Tax Increase Notice.
      To the extent relevant to the Assets and the Assumed Liabilities, the Company and Shareholder on one side and the Buyer and Parent on the other shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes and (ii) retain and provide the other party with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other tax proceeding. The Company shall retain all relevant documents, including prior years' Tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer and Parent.
      Any sales and use taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer.
    Third-Party Consents

    . Other than consents for the contracts, if any, listed on Schedule 1.7(g) (which consents listed in Section 1.7(g) shall be obtained prior to the Closing), the Company agrees to obtain third-party consents to all contracts, commitments, agreements, licenses, leases and the like that are material to the Company's business as currently conducted and as currently proposed to be conducted, within sixty (60) days of the Closing Date. If the Company is unable to obtain such consents within sixty (60) days after the Closing, the Company shall cooperate with Buyer and agrees to enter into or effect any reasonable arrangement designed to provide for Buyer the benefits under any such contracts, commitments, agreements, licenses, leases and the like, including the enforcement, for the benefit of Buyer, of any and all rights of the Company against any such third party arising out of the breach or cancellation thereof by such third party or otherwise.

    Best Efforts

    .  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, that, Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    Notification of Certain Matters

    .  The Company shall give prompt notice to Parent, and Parent and/or Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company on the one hand, and Buyer and/or Parent on the other hand, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of the Company on the one hand and Buyer and/or Parent on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

    Additional Documents and Further Assurances.

  .  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  CONDITIONS TO THE ACQUISITION

    Conditions to Obligations of Each Party to Effect the Acquisition

    .  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

      No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.
      Employment and Non-Competition Agreement. Buyer and Shareholder shall have entered into a Employment and Non-Competition Agreement, substantially in the form attached hereto as Exhibit B (the "Heier Employment Agreement") pursuant to which, among other things, Buyer shall have agreed to pay to Shareholder (in addition to the Purchase Price otherwise payable to Shareholder pursuant to this Agreement) an annualized salary of $120,000 and a stock option for 25,000 shares, to vest over a four- year period in accordance with Buyer's 1997 Stock Option Plan in exchange for services set forth therein.
    Additional Conditions to Obligations of Company

    .  The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

      Representations, Warranties and Covenants. The representations and warranties of Buyer and Parent in this Agreement shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such time and Buyer and Parent shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
      Certificate of Buyer. Company shall have been provided with a certificate executed on behalf of Parent by one of its executive officers to the effect that, as of the Closing:
        all representations and warranties made by Buyer and Parent in this Agreement are true and correct in all material respects; and
        all covenants, obligations and conditions of this Agreement to be performed by Buyer and Parent on or before such date have been so performed, including, but not limited to, payment of the Purchase Price and Option Consideration, the signing of the Lease and Option (as defined in Section 6.3(m) below) by Parent and the signing of the Heier Employment Agreement by Buyer.
    Additional Conditions to the Obligations of Buyer and Parent

    .  The obligations of Buyer and Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

      Representations, Warranties and Covenants. The representations and warranties of the Company and Shareholder in this Agreement shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of such time and the Company and Shareholder shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
      Certificate of Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President to the effect that, as of the Closing:
        all representations and warranties made by the Company and Shareholder in this Agreement are true and correct in all material respects; and
        all covenants, obligations and conditions of this Agreement to be performed by the Company and Shareholder on or before such date have been so performed.
      Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business assets (including intangible assets), financial condition or results of operations of the Company.
      Corporate Approvals. This Agreement and the Acquisition shall have been approved and adopted by the requisite vote of Shareholder.
      [intentionally omitted]
      Legal Opinion. Parent shall have received a legal opinion from Baker, Manock & Jensen, legal counsel to the Company, substantially in the form of Exhibit C hereto.
      No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's or Parent's proposed acquisition of the Company, or limiting or restricting Buyer's or Parent's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.
      No Material Adverse Changes. There shall not have occurred any material adverse change in the business, Assets (including intangible assets), results of operations, liabilities (contingent or accrued), prospects or financial condition of the Company.
      Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or threatened, against Buyer, Parent, the Company or Shareholder, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.
      Employment Agreements. Each person listed on Exhibit D shall have executed and delivered to Parent an Employment Agreement, substantially in the form attached hereto as Exhibit E (the "Employment Agreements") and all of the Employment Agreements shall be in full force and effect.
      Property Information and Invention Assignment Agreement. Except as set forth on Schedule 6.3(k), each employee of and consultant to the Company shall have entered into a Proprietary Information and Invention Assignment Agreement with Buyer in substantially the form attached hereto as Exhibit F.
      Chamberlain Debt Release. Richard and Nora Chamberlain shall have released the Company from any and all payment obligations or liability arising under, relating to or otherwise in connection with the Chamberlain Debt pursuant to an instrument reasonably satisfactory to Parent and Parent's counsel (the "Chamberlain Debt Release").
      Lease and Option to Purchase Property. Parent shall have procured a market rate lease with an option to purchase the Company's current building and land, for a period of not less than five years, located at 3950 South K Street, Tulare, California (the "Property") and the lot adjacent to the Property (the "Lease and Option").
      Heier Employment Agreement. Buyer and Mel Heier shall have entered into the Heier Employment Agreement attached hereto as Exhibit B.
      Bill of Sale. The Company shall have delivered to Parent bills of sale conveying the Assets, in each case in form and substance reasonably satisfactory to Parent and its counsel.

  SURVIVAL; INDEMNIFICATION; ESCROW

    Survival; Limitations on Indemnification

    .

      The representations and warranties and covenants and agreements of the parties contained herein will survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, except, in the case of the damaged party being the Buyer and/or Parent, for those matters disclosed in the Company Schedules), subject to the time limitations set forth in Section 7.1(b) below. Notwithstanding the first sentence of this Section 7.1, and without limiting the generality thereof, any representation or warranty, covenant or agreement in respect of which indemnity may be sought under any section of this Agreement will survive the time at which it would otherwise terminate pursuant to this Agreement, if notice of the breach of the representation or warranty, covenant or agreement giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought, prior to such time.
      If the Closing occurs, Company and Shareholder will have no liability (for indemnification or otherwise) pursuant to this Article VII with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those contained in Sections 2.2 and 2.18 unless on or before the date that is eighteen (18) months after the date of Closing, Parent notifies Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known to Parent (in accordance with Section 7.2). Any claim made by Buyer with respect to Sections 2.2 and 2.18 may be made at any time, subject to applicable statutes of limitations.
      Limitation on Indemnification Obligation. With respect to any party to this Agreement, other than with respect to Losses (defined below) incurred by Buyer or Parent relating to the Excluded Liabilities (for which no indemnity limitation shall apply), the aggregate amount of any indemnification obligation set forth in this Article VII shall not exceed the amount of the Purchase Price.
    Indemnification Procedures

    .

      Shareholder and/or the Company will indemnify Parent against and hold harmless from any and all damage, loss, liability, claim, obligation of any nature whatsoever and expense (including without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) ("Loss") incurred by Parent, its officers, directors, or affiliates (including Buyer) arising out of any breach of any representation or warranty, covenant or other agreement of Shareholder or the Company contained or incorporated by reference herein. In addition, notwithstanding any disclosures made pursuant to this Agreement or any other disclosures made by Shareholder or the Company to Buyer and Parent, except as disclosed in the Company Schedules, Shareholder and/or the Company will also indemnify Parent, its officers, directors, and affiliates (including Buyer) against and hold harmless from any Loss relating to or resulting from any liabilities (including the Excluded Liabilities), obligations or commitments of, and all claims against the Company or Shareholder arising from or based upon any condition, event or action existing on or occurring prior to the Closing Date, except for (i) liabilities set forth on the face of the Closing Financials (as adjusted, if at all, pursuant to the provisions of Section 1.5(d) hereof) to the extent of the amount recorded for such liabilities on the face of the balance sheet contained in such financial statements, and (ii) payment or performance obligations arising out of contracts and agreements to which the Company is a party and which are disclosed pursuant to Sections 2.11 or 2.12 of this Agreement or are not required to be disclosed pursuant to the terms of Sections 2.11 or 2.12 hereof.

      Notwithstanding the foregoing, Company and Shareholder shall not be required to provide indemnification hereunder until the Buyer or Parent shall have first made a written demand for payment on the Company with respect to any Losses and the Company shall have either rejected such demand or failed to make such requested payment within forty-five (45) days after receipt thereof.

      If seeking indemnification pursuant to Section 7.2, Parent, its officers, directors, or affiliates (including Buyer) (the "indemnified party"), will give prompt notice to the party to the Company and/or Shareholder (as applicable) (the "indemnifying party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The indemnified party will have the right in its sole discretion to control the defense of and settle any such claim; provided, however, that except with the consent of the indemnifying party, no settlement of any such claim will alone be determinative of the amount of any indemnity hereunder. In the event that the indemnifying party has consented to any such settlement, the indemnifying party will have no power or authority to object under any provision of this Article VII to the amount of any indemnification claim by the indemnified party with respect to such settlement. The indemnifying party will be entitled, at its expense, to participate in such defense. No investigation by the indemnified party at or prior to the Closing will relieve the indemnifying party of any liability hereunder, except as disclosed in the Company Schedules.
      If any third party shall notify the indemnified party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the indemnifying party under this Article VII, the indemnified party shall promptly notify the indemnifying party thereof in writing; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is substantially prejudiced.
      The indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner such indemnified party reasonably may deem appropriate (and such indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), and the indemnifying party will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII. Notwithstanding the foregoing sentence, counsel for the indemnifying party shall be permitted to monitor the indemnified party's defense of a Third Party Claim for the purpose of advising the indemnifying party of the status and progress of the defense. Any such activity shall be at the sole expense of the indemnifying party.
      Notwithstanding anything contained herein to the contrary, Shareholder and/or the Company shall not have any liability or obligation to indemnify the indemnified parties for any Losses (other than Losses arising from or in any way related to the release of the Chamberlain Debt or any Excluded Liability, for which no basket shall apply) unless and until Officer's Certificates (as hereinafter defined) shall have been delivered with respect to Losses which equal or exceed $25,000 in the aggregate for all Losses (aggregating all Losses arising from or relating to both Shareholder and the Company) (the "Basket Amount"). At such time as Officer's Certificates with respect to Losses which in the aggregate equal the Basket Amount have been delivered, the indemnified parties shall be entitled to indemnification for all Losses, including the Basket Amount.
      Notwithstanding the provisions of Article VII to the contrary, in the event any indemnified claim of Parent, its officer, directors or affiliates (including Buyer) relates to an Excluded Liability (an "Excluded Liability Claim"), the Company shall have discretion, upon written notice to the indemnified party, to control the defense of and settle any such claim. Failure of the Company to actively defend an Excluded Liability Claim shall entitle the indemnified party to control the defense of and settle such claim as provided above. Nothing herein shall prevent the indemnified party from participating or monitoring such defense of Excluded Liability Claims, provided such participation or monitoring is at the cost and expense of the indemnified party if the Company is actively conducting a defense of such claim. The Company may consent to the entry of any judgment or enter into any settlement with respect to any Excluded Liability Claim in any manner the Company reasonably may deem appropriate (and such Company need not consult with, or obtain any consent from, the indemnified party in connection therewith). The Company shall pay all Losses relating to Excluded Liability Claims. Nevertheless, if Parent, Buyer and/or any of its or their affiliates is named as a party in an Excluded Liability Claim, then such party shall have the ability to control its own defense of and settle any such Excluded Liability Claim and shall be indemnified by the Company and/or Shareholder for any Losses arising out of or relating to such Excluded Liability Claim.
    Escrow Arrangements

    .

      Escrow Fund. At the Closing, the Company will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (together with any interest earned thereon during the term of the escrow set forth in this Section 7.3, the "Escrow Fund") without any act of the Company. As soon as practicable after the Closing Date, the Escrow Amount, without any act of the Company, will be deposited with Bank of the West (the "Escrow Agent"). The Escrow Fund will be governed by the terms set forth herein. The Escrow Fund will be available to effect any Adjustment to the Purchase Price made pursuant to Section 1.4 and to serve as partial security for the Company's indemnification obligations under Section 7.2(a) hereof.
      Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund will be in existence immediately following the Closing Date and will terminate at 5:00 p.m., Pacific Standard time, on the earlier of the date eighteen (18) months from the Closing Date or the date the full amount of the Escrow Fund has been disbursed pursuant to Section 7.3(d) below (the "Escrow Period"); provided, however, that at the end of the period following the Closing to the date that is twelve (12) months from the Closing (the "First Escrow Period"), an amount, if any, shall be released from Escrow to the Company equal to 50% of the initial Escrow Amount, less an amount equal to the sum of (x) all amounts theretofore distributed out of the Escrow Fund to Parent and the other indemnified parties pursuant to this Section 7.2, and (y) an amount that would be equal, together with the balance of the Escrow Fund that would otherwise remain in the Escrow Fund, to such portion of the Escrow Fund which, in the judgement of Parent, subject to the reasonable objection of the Company and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the First Escrow Period, which amount shall remain in the Escrow Fund until such claims have been resolved. Within ten (10) days prior to the end of the First Escrow Period, Seller shall notify Escrow Agent, and deliver a copy to Parent, as to the amount, if any, to be released from Escrow to the Company. At the expiration of the Escrow Period the balance of the Escrow Fund (along with all accrued interest thereon) shall be released from Escrow to the Company less an amount equal to such portion of the Escrow Fund which, in the judgement of Parent, subject to the reasonable objection of the Company and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of the Company and the Parent or the written decision of the arbitrators as described in Section 7.3(f)), the Escrow Agent will deliver to the Company the remaining portion of the Escrow Fund (along with all accrued interest thereon) not required to satisfy such claims.
      Protection of Escrow Fund. The Escrow Agent will hold and safeguard the Escrow Fund during the Escrow Period, will treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent or the Company and will hold and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Fund will be invested by Escrow Agent in demand and time deposits in banks or savings institutions, short term certificates of deposits or Treasury bills, or money market account instruments ("Permitted Investments"). Company will at any time direct the Escrow Holder in writing regarding the investment of all or any part of the Escrowed Funds, provided (i) such directed investments are Permitted Investments, and (ii) Buyer consents thereto, which consent shall not be unreasonably withheld.
      Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent will, subject to the provisions of Section 7.2(e) and (f) hereof, deliver to Parent (x) out of the Escrow Fund or (y) in the event that the Escrow Fund is or becomes exhausted, by wire transfer (within three business days) of immediately available funds to an account of Parent at a bank specified by Parent, as promptly as practicable, an amount equal to such Losses.
      Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate will be delivered to the Company and for a period of thirty (30) days after such delivery, the Escrow Agent will make no delivery to Buyer of any Escrow Funds pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Company to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent will make delivery from the Escrow Fund in accordance with Section 7.2(d) hereof, provided, that, no such payment or delivery may be made if the Company shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.
      Resolution of Conflicts; Arbitration.
        In case the Company shall so object in writing to any claim or claims made in any Officer's Certificate, Parent and the Company will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Parent and the Company should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.
        If no such agreement can be reached after good faith negotiation, either Parent or the Company may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by one arbitrator. Parent and the Company shall in good faith mutually agree upon the selection of the arbitrator. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys fees and costs, to the extent of a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent will be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrator.
        Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Santa Clara County, in the State of California, under the rules then in effect of the American Arbitration Association. Parent and The Company shall each pay its own expenses related to the arbitration plus fifty percent (50%) of the costs of arbitration, including but not limited to the fees of the arbitrator and the administrative fee of the American Arbitration Association, except where the arbitrator in its order finds that the non-prevailing party should pay the costs of the arbitration.
      Escrow Agent's Duties.
        The Escrow Agent will be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and an officer of the Company, and may rely and will be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent will not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.
        The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent will not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
        The Escrow Agent will not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
        The Escrow Agent will not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
        In performing any duties under the Agreement, the Escrow Agent will not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent will not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
        If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

        Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

        The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.
        The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation will become effective until the appointment of a successor escrow agent which will be accomplished as follows: Parent and the Company will use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Company fail to agree upon a successor escrow agent within such time, the Escrow Agent will have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent will execute and deliver an instrument accepting such appointment and it will, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent will be discharged from any further duties and liability under this Agreement.
      Fees. Half of all fees of the Escrow Agent for performance of its duties hereunder will be paid by the Company and half of all such fees will be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent will be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent will be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Each of Parent and the Company promises to pay one half of these sums upon demand.

  TERMINATION, AMENDMENT AND WAIVER

    Termination

    .  Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

      by mutual consent of the Company and Parent;
      by Parent, Buyer, the Company or Shareholder if: (i) the Closing has not occurred by March 31, 2000; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;
      by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Parent's, Buyer's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent, Buyer or the Company to dispose of or hold separate all or a portion of the business or Assets of the Company, Parent or Buyer as a result of the Acquisition;
      by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five (5) business days after written notice to the Company (provided, that, no cure period shall be required for a breach which by its nature cannot be cured); or
      by the Company or by the Shareholder if neither is in material breach of its respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or Parent and such breach has not been cured within five (5) business days after written notice to Buyer or Parent (as applicable) (provided, that, no cure period shall be required for a breach which by its nature cannot be cured).

    Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

    Effect of Termination

    .  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer, the Company or the Shareholder, or their respective officers, directors or shareholders, provided, that, each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 4.2, 5.2, 5.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Amendment

    .  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    Extension; Waiver

  .  At any time prior to the Closing, Buyer and Parent, on the one hand, and the Company and Shareholder, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  GENERAL PROVISIONS

    Notices

    .  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Buyer or Parent, to:

      Scientific Technologies Incorporation

      6550 Dumbarton Circle

      Fremont, California 94555-3611

      with a copy at the same address to the attention of Mr. Joe Lazzara with a copy to:

      Wilson Sonsini Goodrich & Rosati, P.C.

      650 Page Mill Road

      Palo Alto, California 94304-1050

      Attention: Caine T. Moss, Esq.

      if to the Company, to:

      PSI-Tronix, Inc.

      3950 South K Street

      Tulare, California 93274

      for the period ending two years after the Closing Date, with a copy to:

      Baker, Manock & Jensen

      5260 N. Palm Avenue, Suite 421

      Fresno, California 93704

      Attention: Robert G. Fishman, Esq.

      if to Shareholder, to:

    Melvin R. Heier

    3950 South K Street

    Tulare, California 93274

    (d) if to Escrow Agent, to:

    Bank of the West (a California banking corporation)

    Trust & Investment Services Division

    180 Montgomery Street, Suite 2500

    San Francisco, CA 94104

    Attention: Robert Cabrera

    Interpretation

    .  The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Counterparts

    .  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    Entire Agreement; Assignment

    .  This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person (including, without limitation, those persons listed on Exhibits B, C and D hereof) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent or Buyer may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

    Severability

    .  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Other Remedies

    .  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    Governing Law

    .  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Rules of Construction

.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, Buyer, Parent and the Company have caused this Asset Purchase Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

Parent:

PSI-Tronix Technologies, Inc.

By: /s/ Melvin R. Heier

Name: Melvin R. Heier

Title: President

Parent: Company:

Scientific Technologies Incorporated PSI-Tronix, Inc.

By: /s/ Joseph J. Lazzara By: /s/ Melvin R. Heier

Name: Joseph J. Lazzara

Title: Chief Executive Officer

Shareholder:

/s/ Melvin R. Heier /s/ Donna Mae Heier

Melvin R. Heier, as co-trustee for the Donna Mae Heier, as co-trustee for the

Heier Family Trust dated 6/27/89 Heier Family Trust dated 6/27/89

Escrow Agent:

(with respect to Article VII)

Bank of the West (a California banking corporation)

By: /s/ Robert P. Cabrera

Name: Robert P. Cabrera

Title: Vice President

***ASSET PURCHASE AGREEMENT***

EXHIBIT D

SCHEDULE OF EMPLOYEES

TO ENTER INTO EMPLOYMENT AGREEMENTS

William L. Bubel

Richard K. Lester

Donal S. Hodges